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                                                              EXHIBIT 99. (H)(6)

                              AMENDED AND RESTATED
                              EXPENSE CAP AGREEMENT

      Agreement made this 26th day of January, 1999, as amended as of March 1, 2000 and amended and restated as of October 6, 2000, between Fund Asset Management L.P., as investment adviser or administrator, as appropriate (the "Adviser"), and the Mercury HW Funds (individually, a "Fund" and collectively, the "Funds").

      WHEREAS, Merrill Lynch Investment Managers, L.P., an affiliate of the Adviser, has been reimbursing some of the Funds for expenses that exceed certain voluntary expense limits, and

      WHEREAS, the Adviser wishes to change the voluntary agreement to limit expenses of some of the Funds and commit to those limits for a period of time, and

      WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

      NOW, THEREFORE, the Funds and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

                            Expense Limit
                       Effective March 1, 2000                  Expense Limit
                       Through October 5, 2000            Effective October 6, 2000
                         (as a percentage of                 (as a percentage of
        Fund             average net assets)                 average net assets)
        ----           -----------------------            -------------------------
                       Investor    Distributor
                        Class         Class       Class I    Class A     Class B    Class C
                       --------    -----------    -------    -------     -------    -------
Equity Income            0.95%         N/A         0.95%       N/A         N/A        N/A
Mid-Cap                  1.15%         N/A         1.15%       N/A         N/A        N/A
Small Cap                1.25%        1.50%        1.25%      1.50%        N/A        N/A
Global Equity            1.25%         N/A         1.25%       N/A         N/A        N/A
Balanced                 0.95%        1.20%        0.95%      1.20%        N/A        N/A
Total Return Bond        0.65%        0.90%        0.65%      0.90%       1.65%      1.65%
Low Duration             0.58%        0.83%        0.58%      0.83%       1.48%      1.48%
Short-Term Investment    0.48%         N/A         0.48%       N/A         N/A        N/A

The Adviser agrees to continue the foregoing expense limits through June 30, 2001 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund shareholders.



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      IN WITNESS WHEREOF, the parties have signed this amended and restated
agreement effective as of the day and year first above written.

                                         FUND ASSET MANAGEMENT L.P.


                                             /s/ Nancy D. Celick
                                         By_____________________________________


                                         MERCURY HW FUNDS

                                             /s/ Nancy D. Celick
                                         By_____________________________________
                                               Nancy D. Celick
                                               President



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